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EXHIBIT 10.3
EMPLOYMENT AGREEMENT OF ERIC HOLTZ


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                             EMPLOYMENT AGREEMENT
                             --------------------

   Employment Agreement dated as of May 21, 1997, by and between Jenna Lane, Inc., a Delaware corporation with offices at 1407 Broadway, Suite 1801, New York, New York 10018 (the "Company") and Eric Holtz, residing at 1121 Knollwood Road, White Plains, New York (the "Executive").

   WHEREAS, the Executive has been employed by the Company since January 1996;
   and

   WHEREAS, the Company and the Executive desire to set forth the terms of Executive's continued employment with the Company, pursuant to the terms and conditions hereof.

   NOW, THEREFORE, the parties hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

   1. Employment and Duties.
      ---------------------

         (a) The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, as Director of Imports of the Company, and shall report directly to the President of the Company. As such, Executive shall perform duties and functions and assume and discharge those responsibilities which are otherwise usually performed by persons holding his title with the Company and shall perform such other duties as may be assigned to him in good faith from time to time by the President.

         (b) The Executive shall devote his full time to the business and affairs of the Company, shall use his best efforts to promote the interests of the Company and its affiliates, and shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The Executive shall not engage in any other employment or business activity, except the supervision of his private investments.

         (c) The Company agrees that during the term hereof the Executive's duties shall be such as to allow him to live and work in the New York City metropolitan area, and, except for short-term travel obligations in the ordinary course of business, the Company shall not assign Executive to a principal place of work outside the New York City metropolitan area.

   2. Compensation.
      ------------

         (a) Commission. As payment for (i) services to be rendered by the
             ----------
Executive during the term hereof and (ii) sales efforts substantially undertaken prior to Executive's termination and consummated on or before the date which is six months after such termination, regardless of the reason for such termination, the Company shall pay the Executive, and the Executive shall accept, a commission ("Commission") on Gross Profit (as hereinafter defined) realized by Executive, as follows:

                 1% commission on 20.0%-22.4% Gross Profit

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        2% commission on more than 22.4% up to 24.9% Gross Profit
        3% commission on more than 24.9% up to 27.4% Gross Profit
        4% commission on more than 27.4% up to 29.9% Gross Profit
        5% commission on more than 29.9% up to 32.4% Gross Profit
        6% commission on more than 32.4% up to 34.9% Gross Profit
        7% commission on more than 34.9% up to 37.4% Gross Profit; and an additional 1% commission on every incremental portion of 2.4% of Gross Profit

          Commission shall be paid by the Company to the Executive within 25 days of the end of each month in which goods that generate Gross Profit are shipped to customers of the Company.

        (b) Definitions.
            -----------

          (i) "Gross Profit" with respect to a particular piece of goods sold by Executive, means (x) the difference between the Sales Price of such piece and the Cost Per Piece, divided by (y) the Sales Price of such piece.

          (ii) "Sales Price" with respect to a particular piece of goods sold by Executive or, as applicable, the Group (as defined below) means the price at which the Company sells such piece to a customer less any allowances, discounts, returns or markdowns taken by such customer with respect to such piece.

          (iii) "Cost Per Piece" means the cost of such piece of goods sold by Executive or, as applicable, the Group (as defined below), F.O.B. including duty, freight, agent's commission and 5% "workloss" (as reflected in Executive's cost sheet) with respect to such piece.

          (c) Override. In addition to the Commission, Executive shall receive
              --------
from the Company a one percent (1%) override (the "Override") on (i) the aggregate Sales Prices of the entire Import Sales Group of the Company (the "Group") realized by the efforts of any person or employee (other than the Executive) acting for or on behalf of the Company, and (ii) sales generated on any fabric purchased by the Group (or any employee thereof, including Executive) outside of the United States but cut/sewn within the United States (as reflected in "import-fabric" orders). Such Override shall be paid with respect to sales completed during the term hereof or within six months thereafter, regardless of the reason for termination, if in such case substantial efforts to achieve such sales were commenced during his employment.

          (d) Draw. The Executive shall be entitled to draw from the Company
              ----
$150,000.00 per year against his Commission to be paid in equal weekly installments (or such other basis as the Company shall pay its other senior executives) of $2,884.62 (less required tax and other withholding). Upon any renewal of this Agreement, in no event shall Executive's draw be less than eighty percent (80%) of his aggregate compensation (excluding any expense allowance) in the previous year of the term hereof, provided, that in the event that Executive's draw is to be adjusted downward, in no event shall such adjustment be to an amount less than 100% of his aggregate Commission and Override earned during the previous year of the term hereof. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that, for the period from January 25, 1996 through and including

                                    2




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January 31, 1997 the Executive's draw exceeds the sum of his entitlements to
Commission and Override then (i) the Company shall forgive such excess and shall not require Executive to pay or reimburse, and the Company hereby releases Executive from the payment or reimbursement of, such excess to the Company, and
(ii) for purposes of computing Executive's entitlement to sums due under this Agreement or otherwise for periods commencing after January 31, 1997, the Company shall not employ such excess as an offset to any of Executive's entitlements hereunder. If and to the extent that, commencing February 1, 1997, the Executive's draw exceeds the sum of his entitlements to Commission and Override, then such excess shall be returned to the Company by Executive, but only in the event that Executive terminates his employment with the Company or Executive is terminated by the Company for Cause (as hereinafter defined) at any time after January 31, 1998 and, in either event, only to the extent of such excess since the commencement of the most recent term (whether Initial or Renewal) of this Employment Agreement. The repayment of such excess shall be made in a lump sum payable six months after such termination hereof and may be used by the Company to offset amounts owed by the Company to Executive with regard to Commission or Override during the period after termination hereof. As used herein, "Cause" shall mean (i) a nonappealable judicial determination of Executive's malfeasance or dishonesty with respect to actions related to the Company, (ii) conviction or plea of guilty or no contest by Executive of (A) any felony or (B) any crime against the Company or (iii) failure to act upon the express lawful direction of the President, the Co-Chief Executive Officer of the Company or the Board of Directors, after 15 days' written notice and opportunity to cure such failure, so long as such direction (x) is to take action within Executive's duties and (y) is neither unethical or immoral, in the reasonable determination of Executive. The Company, in its sole discretion acting through the Board of Directors, may increase any aspect of Executive's compensation, provided, that no such increase shall be interpreted as creating any right to such increase hereunder or any other increases thereafter.

          (e) Fringe Benefits. The Company shall provide the Executive with
              ---------------
perquisites consistent with those provided to other senior executives of the Company, to the extent so provided, including, without limitation, health insurance for him and his dependents, disability, life and accident insurance (such health insurance, disability, life and accident insurance, collectively, "Insurance"), pension, profit sharing, stock option, stock bonus or other employee benefit plans. The Company also shall (i) provide Executive with a monthly expense allowance of $2,000 (the "Expense Allowance") and (ii) in addition to such amount, reimburse Executive for actual business expenses, to the extent incurred on behalf of the Company, upon presentation of receipts or vouchers therefor. Executive also shall be entitled to and shall receive during the term hereof such vacation, holiday and similar rights and privileges as are enjoyed generally by senior executives of the Company as of the date hereof; provided however that Executive shall be entitled to no less than twenty (20) business days annual vacation. Executive agrees that unused vacation time may not be carried over or credited to subsequent years.

          (f) Participation in Bonus Pool. The Board of Directors shall include
              ---------------------------
Executive in the distribution of an aggregate, to all executives of the Company who may participate, of twelve and one-half percent (12-1/2%) of the excess above $1,000,000 of the net income before taxes of the Company for each fiscal year of the Company during the term hereof (the "Bonus Pool"), payable once annually at such time as the Board of Directors shall determine, provided, that in no event shall the amount in the Bonus Pool be less than $100,000 if the net income before taxes of the Company for such fiscal




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year has equaled or exceeded $ 1,000,000. That portion of the Bonus Pool which shall be payable to Executive shall be in the sole discretion of the Board of Directors, provided, that Executive shall not receive less than one-half of the amount payable to the Company's President. Notwithstanding the foregoing, Executive shall receive a minimum annual bonus equal to $7,500 in the Initial Term and an amount equal to one-half of the bonus paid to the President in any Renewal Term (the "Minimum Bonus").

          (g) Options. The parties acknowledge that the Company awarded to
              -------
Executive, on August 16, 1996, 50,000 incentive stock options (the "August Options") under the 1996 Incentive Stock Option Plan of Jenna Lane, Inc. (the "Option Plan"). The exercise price of the Options originally was $2.00, but the Securities and Exchange Commission required an increase in the exercise price of the August Options to $3.00 in connection with the Company's contemplated initial public offering. Executive agrees to execute and deliver an amendment to the Incentive Stock Option Agreement respecting the August Options which increases the exercise price to $3.00. As a result of the change in the option price with respect to the August Options, the parties agreed that the August Options would be deemed to be vested 16,667 on August 16, 1996 and 33,334 on April 1, 1997, and such amendment to the Incentive Stock Option Agreement respecting the August Options will reflect such change. The Company acknowledges that the August Options are fully vested on the date hereof. The parties further acknowledge that the Company awarded to Executive, on February 1, 1997, 50,000 incentive stock options (the "February Options") under the Option Plan at an exercise price of $5.00 per share. The February Options became effective on March 19, 1997 and vest one-third on March 19, 1998, one-third on March 19, 1999 and one-third on March 19, 2000. Executive acknowledges that he has not exercised any of the August Options. The Company also agrees that it will use its best efforts to cause the Board of Directors to grant to Executive, on April 1, 1998, an additional 70,000 stock options (the "1998 Options") at 100% of the then market value and otherwise in accordance with the Option Plan and vesting over a three year period in accordance with the Option Plan. The Company will also use its best efforts, subject to applicable tax and other legal requirements, to cause the vesting of the 1998 Options to be accelerated and be exercisable in full for the 90-day period following any termination of Executive without Cause. The Company also agrees that, in the event that any of the 1998 Options are not granted for any reason other than the termination of Executive's employment hereunder prior to April 1, 1998, the Company will, to the extent permitted by applicable law, issue to Executive nonqualified stock options to purchase such non-granted shares of Common Stock at 100% of the then market value of the Common Stock, which options shall be granted outside the Option Plan. The parties agree that any Stock Option Agreements concerning any stock options granted to the Executive under the Option Plan or otherwise shall include a provision permitting Executive to exercise options with payment in the form of shares of common stock of the Company, or so-called "cashless exercise." If applicable law prohibits or restricts any of the foregoing, the parties agree to negotiate in good faith a reasonably comparable form of compensation to Executive.

          (h) Certain Covenants. The Company agrees that, during the term
              -----------------
hereof, it will (i) retain Executive in at least the position of Director of its Import Sales Group and (ii) not reduce Executive's compensation below the levels specified herein. The Company agrees not to reduce or remove any perquisites, emoluments of office or title or benefits enjoyed by the Executive on the date hereof, except to the extent such are enjoyed by the President and are reduced or removed to the same extent with respect to the President.


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          3. Term of Employment. The term of employment of the Executive
             ------------------
hereunder, which commenced in January 1996, shall continue for the one year period commencing on the date hereof (the "Initial Term"), provided that this Agreement shall be deemed renewed on a year to year basis (each a "Renewal Term") on the same terms as shall have been effective at the end of the immediately preceding term, whether the Initial Term or a Renewal Term, in the event that neither party gives the other written notice of its intent to terminate this Agreement at least 60 days prior to the expiration of the Initial Term or Renewal Term, as the case may be. Notwithstanding the foregoing, either party may terminate this Agreement for any reason upon 90 days written notice to the other, provided, that the Company may terminate this Agreement without notice for Cause.

   4. Non-Competition; Confidentiality: Inventions.
      --------------------------------------------

          (a) The Executive shall not, at any time during the period of his employment by the Company or (i) within six months after termination of his employment, if termination is a result of termination for Cause or termination by the Executive, or (ii) within 90 days after termination of employment, if termination is a result of the expiration of the Initial Term or any Renewal Term, or termination not for Cause by the Company (such period, as applicable, the "Restriction Period"), in either case directly or indirectly, solicit or permit any business of which he is an owner, partner, shareholder or executive to solicit any employee of the Company or any of its affiliates to leave its employ or join the employ of another, then or at a later time, except that this covenant shall not apply to efforts and activities of the Executive concerning Nancy Zasowski, if she shall be an employee of the Company at such time.

          (b) The Executive shall not, at any time during the period of his employment by the Company or during the Restriction Period, in either case directly or indirectly, engage in or be interested (as owner, member, partner, shareholder, employee, director, officer, manager, agent, consultant or otherwise) in any firm, business or company which engages in any business which competes, directly or indirectly, with the business of the Company; provided that the ownership of five percent or less of a publicly-traded class of securities shall not be deemed a violation of the foregoing covenant.

          (c) The Executive shall not, directly or indirectly, either during the term of this Agreement or thereafter, disclose to any person, firm or Company or use (except in the regular course of the Company's business) any confidential information of any type that he shall have acquired as a result of his employment with the Company, unless such information (i) has been first published voluntarily and intentionally by the Company, (ii) such disclosure is required by law, or (iii) such information (A) is or becomes generally available to the public other than as a result of disclosure by the Executive in violation of this Agreement or (B) was lawfully within the Executive's possession or independently developed or documented by the Executive prior to its being furnished to him by the Company. Promptly after termination of his employment hereunder, the Executive will surrender to the Company any and all lists, manuals, books and records of or relating to the business of the Company, all copies of the former, whether in use or not, and all other property belonging to the Company.

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          (d) The Executive agrees to make prompt and complete disclosure of every invention (whether or not patentable), process, product, apparatus, plan, system or improvement which he conceives or makes, and any patent application which he files, during the period of his employment by the Company or during the Restriction Period, which pertain to the Company's present or then contemplated field of business. The Executive further agrees that every said invention, process, product, apparatus, plan, system, improvement and filing which relates to the Company's present or then contemplated field of business shall be the sole and exclusive property of the Company but without expense to himself, he will execute any and all proper applications for patents, copyrights and trademarks, assignments and other instruments which the Company shall deem necessary or convenient to perfect its title in said property or to otherwise protect its interest therein in the United States or foreign countries, and render aid and assistance to the Company in any litigation or other proceeding pertaining to said property.

          (e) The provisions contained in this Section 4 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted. The parties agree that the restrictions contained in this Section 4 shall not be applicable from and after such time as the Company shall not be in material compliance with the terms hereof, including with respect to its obligations under Section 5 hereof.

          (f) The Executive acknowledges that the provisions of this Section 4 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that the Company will be entitled to injunctive relief for the purpose of restraining the Executive from violating such covenants in addition to any other relief to which the Company may be entitled under this Agreement.

          5. Termination. (a) Termination upon Death, Disability, by Executive
             -----------
or by the Company. The Executive's employment shall terminate upon expiration of the Initial Term or any Renewal Term of this Agreement as provided in Section 3 or upon the death of the Executive, and may be terminated immediately by the Company if the Executive suffers a Disability or in case of Cause, or may be terminated upon 90 days' advance written notice by the Company without Cause, or may be terminated by the Executive upon 90 days' advance written notice. The parties may agree to waive any such notice in a writing executed by both parties, upon which this Agreement and Executive's employment shall terminate. "Disability" shall mean such physical or mental disability or incapacity of the Executive as, in the good faith determination of the Board of Directors, has prevented him from performing substantially all his duties hereunder during any period of 90 consecutive days or 120 days in any six-month period.

          (b) Consequences of Termination by the Company other than for Cause or as a Result of Death or Disability. In the event of the termination of Executive's employment by the Company for any reason other than Cause, including without limitation death or Disability, he shall receive (i) in one lump sum upon the date of such termination, the balance of all minimum draw payments which had accrued and not been paid through the date of such termination, (ii) in advance at the beginning of each month of the Restriction Period, his minimum monthly draw payment as in effect

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on the date of termination, so long as Executive shall be in material compliance with his obligations hereunder, including those obligations set forth in Section 4 hereof, (iii) in one lump sum upon the date of such termination, all accrued but unpaid portions of the Expense Allowance through such termination ("Expense Allowance Accruals"), (iv) a payment, in partial compensation for the agreements set forth in Section 4, equal to $2,000 per month payable in advance at the beginning of each month of the Restriction Period, so long as Executive shall be in material compliance with his obligations hereunder, including those obligations set forth in Section 4 hereof, (v) upon payment to other executives of the Company, all Bonus Pool payments approved by the Board of Directors but not yet paid ("Approved Bonuses"), (vi) upon payment to other executives of the Company, a portion of the Bonus Pool payment next announced and paid, pro-rated based upon the portion of the fiscal year during which Executive was employed, the portion of the Bonus Pool to be paid to Executive being no less (adjusted for such proportion of the fiscal year) than the portion of the previous year's Bonus Pool (the "Accrued Bonus"), (vii) in one lump sum upon the date of such termination, any reimbursement of business expenses in excess of the Expense Allowance and (viii) a one-time lump sum severance payment equal to (A) $78,000, less (B) $2,000 multiplied by the sum of (x) total number of complete months which have passed under the term hereof and (y) the total number of months in the Restriction Period. Notwithstanding the foregoing, in the event of death or Disability, all amounts payable hereunder shall be reduced to the extent of the after-tax benefit of any life or disability insurance proceeds payable to Executive or his representative under insurance policies with respect to which the premiums either are paid for by the Company or reimbursed to Executive. The parties agree that any termination by Executive as a result of the Company's breach of any material term hereof, after notice from Executive to the Company and reasonable opportunity for the Company to cure such breach, shall be treated for purposes of consequences of termination thereof as if the Company had terminated the Executive without Cause.

          (c) Consequences of Termination by Executive or by the Company for Cause. In the event of a termination of the Executive's employment by the Company for Cause, or in the event of termination by Executive, he shall receive
(i) in one lump sum, the balance of all accrued but unpaid minimum draw and Expense Allowance Accruals, provided, that certain funds may be required to be returned to the Company six months after such termination in accordance with
Section 2(d), (ii) his minimum draw and Expense Allowance for an additional three months after such termination, so long as Executive otherwise shall be in material compliance with the terms hereof, including without limitation, Section 4 hereof, (iii) Approved Bonuses and (iv) any reimbursement of business expenses in excess of the Expense Allowance. In addition, Executive shall be required to return to the Company all excess payments (if any) as provided in Section 2(d) at the time set forth therein.

   6. Representations and Warranties of Executive. Executive represents
      -------------------------------------------
and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution, delivery and performance under this Agreement or the other rights of the Company hereunder, and (b) Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement.

   7. Miscellaneous.
      -------------

        (a) This Agreement shall be governed by and be construed in accordance with the law of

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the State of Delaware applicable to contracts made and to be performed in that state.

         (b) Neither the Company nor the Executive may assign its or his rights or obligations under this Agreement, or a participation in such rights and obligations, to any person by operation or law or otherwise without the prior written consent of the other.

          (c) All notices and other communications under this Agreement shall be in writing and shall be considered given only when delivered personally against written receipt therefor, mailed by registered mail (return receipt requested), or sent by expedited or overnight delivery service with return receipt, or sent by telecopier with confirmed receipt, to the party to receive notice at the addresses first set forth above, or such other address as either party may, upon ten (10) days' written notice, direct.

          (d) Each of the parties hereto shall hereafter, at the request of either party hereto, execute and deliver such further documents and agreements, and do such further acts and things as may be necessary or expedient to carry out the provisions of this Agreement.

          (e) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          (f) This Agreement constitutes a complete statement of all of the arrangements between the parties as of the date hereof with respect to the matters contemplated hereby, supersedes all prior agreements and understandings between them, and cannot be changed or terminated orally.

          (g) The headings in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

          (h) This Agreement shall inure to the benefit of, and be binding upon, the heirs and personal representatives of the Executive and any successor to the Company including, but not limited to, any successor by merger or consolidation to the Company's business and assets, to the extent assigned in accordance with the terms hereof.

          (i) In the event of a dispute among the parties hereto arising out of this Agreement, the parties agree to submit their dispute to the Center for Public Resources ("CPR") for resolution by a Judicial Panel. The parties agree to work with the CPR and the Judicial Panel selected in exploring and implementing appropriate alternative dispute resolution procedures whereby the parties can reach an early and effective resolution of their dispute. If a resolution of the dispute is not reached within sixty days after the parties submit their dispute to a Judicial Panel for resolution or if any party to the dispute believes that the findings and opinions of the Judicial Panel are not satisfactory, any party to the dispute may proceed with litigation and pursue any and all appropriate legal remedies permitted by law, and the findings and opinions of the Judicial Panel shall not be binding on any party to the dispute or admissible in any proceeding. The parties agree that any legal action, suit or proceeding arising out of relating to this Agreement which is not resolved pursuant to this Paragraph 7(i) shall be instituted in any

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state or federal court in the State of New York.

          (j) The parties agree that, irrespective of the execution and delivery hereof, the terms of this Agreement shall not become effective until formal approval thereof has been obtained by the Board of Directors of the Company.

         IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the date first above written.

                                  JENNA LANE, INC.


                                  By: /s/ Mitchell Dobies
                                     ----------------------------
                                     Mitchell Dobies, President

                                     /s/ Eric Holtz
                                     ----------------------------
                                     ERIC HOLTZ


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